Watch Party

The Watch Party app connects you to new friends and new favorite shows.



Invest

$2.14 minimum investment

Deadline December 10, 2020
in 21 days

Unit Price
$2.14

Total Raised
$37,375

Valuation
$821,978

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

> "Almost 2 in 3 adults feel frustrated either sometimes (54.1%) or always (11.8%) when trying to find something to watch on TV."
>
> *- Digitalsmiths*

PROBLEM

You just finished binge-watching the newest season of your favorite show. Now what?

Likely back to endless scrolling, since none of the recommended shows look interesting. It's not that the algorithm is broken — just incomplete. After all, Netflix doesn't know that you loved Big Little Lies and Hulu can't tell that you laughed your way through a rewatch of The Office.

Until now, there was no easy way to access great, custom show recommendations across all channels and streaming services.

Networks and streaming services have limited user information, and are missing out on opportunities to reach new users and recommend shows that those users actually want to watch. Meanwhile, viewers feel like they spend more time scrolling through options than watching.

Problem



SOLUTION

The Watch Party app tells you who is watching what and what you should be watching next. Watch Party lets you find new shows, see what your friends are watching, and recommend great shows to each other. Our platform also delivers targeted show recommendations from a cross-platform TV guide, crowdsourced from your friends and family!

People value their favorite shows and movies so much that losing beloved content and a lack of original content are two of the top three reasons why customers unsubscribe from streaming services (PC Mag). Watch Party will provide the $43 billion global streaming market (Grand View Research) a way to leverage user insights from multiple platforms, so studios and streaming services can keep making shows that everyone is talking about.

Popcorn



> **“Almost half of all respondents are looking for an improved guide to help them find content across all available TV sources.”**
>
> *- TiVo*

Solution



How Watch Party Works

The Watch Party app makes it easy for friends to connect and share their passion for TV.

Here’s how it works:

- Watch Party collects a list of shows you watch, either from you directly or from shows you like on Facebook.
- Add friends to instantly see what they watch.
- Shows are linked to friends, making it easy to see which of your friends watch a show and which don’t.
- Seamlessly recommend shows to your friends who haven’t watched them yet.
- Generate an entire catalogue of show recommendations driven by your social graph.
- Rank friends based on your assessments of their recommendations.
- See the shows recommended by your most trusted friends first.
- Users can form chat groups and direct messages around particular shows and episodes.

Prototype


9:41
Home
I Watch
Friends Watch
Recommend


Swipe up to recommend
5 Friends Watch This Show
FRIENDS
CHAT
NEWS
Jane Cooper
Jacob Jones
Jenny Wilson

Prototype


9:41
80%
Family Guy
Friends rating:
4.5
Comedy
Genre
4
Seasons
Oct 3, 2020
Released
Overview
Sick, twisted, politically incorrect and Freakin' Sweet animated series featuring the adventures of the dysfunctional Griffin family. Bumbling Peter and long-suffering Lois have three kids.
Available on: Netflix
Friends Who Watch
Jane
Darr
Esth
Jero
Darl
Private Watch
WATCHED

Prototype


9:41
Home
I Watch
Friends Watch
Recommend


Swipe up to recommend
Recommended by Jacob Jones
FRIENDS
CHAT
NEWS
Yesterday
THE HALFLING
Joe: Lorem ipsum dolor sit amet, consecte adipiscing elit...
FRIENDS
Jane: Lorem ipsum dol sit amet, consect adipiscing elit...

Screenshots of our Watch Party Prototype

MARKET OPPORTUNITY

People love to watch TV. It's a fun, easy way to unwind and escape the daily grind. In fact, according to Nielsen, they love it so much that the average adult spends more than 37 hours a week parked in front of their television set.

There are also a lot of people watching television at any given time. Statista estimates that there are more than 120 million TV viewing households in the U.S alone. Meanwhile, 84% of smartphone owners are playing with their phone while they watch, per the Nielsen Total Audience Report. With 3.5 billion smartphone owners worldwide and so much overlap between smartphone and TV users, the opportunity set for the Watch Party app is large.

Audience


WHO IS WATCHING LIVE TV?
91% OF PEOPLE 50-64
88% OF PEOPLE 35-49
81% OF PEOPLE UNDER 35

Source: koeppeldirect.com

Television lovers are also frustrated. Digitalsmiths found that "Almost 2 in 3 adults feel frustrated either sometimes (54.1%) or always (11.8%) when trying to find something to watch on TV." And according to a survey conducted by TiVo, "Almost half of all respondents are looking for an improved guide to help them find content across all available TV sources." Watch Party's crowd-sourced, customized, cross-platform viewing recommendations present an easy way to ease these common frustrations.

Statistics


DID YOU KNOW?
189 AVERAGE US HOMES HAVE ABOUT 189 CHANNELS, BUT THEY ONLY WATCH 17
99% OF US HOUSEHOLDS HAVE AT LEAST 1 TV
65% OF US HOUSEHOLDS HAVE 3+ TELEVISIONS
67% OF AMERICANS WATCH TV WHILE EATING DINNER

Source: koeppeldirect.com

BUSINESS MODEL

We plan to generate revenue from:

- Packaged advertising service for networks and studios
- Subscription to social data insights

As more and more streaming services launch, mainstays such as Netflix and Amazon Prime are beginning to see market saturation (Statista). We will be offering streaming services insightful, cross-platform data they can leverage to retain and attract customers. Streaming platforms need, now more than ever, insight into what consumers' favorite shows are in order to make original content that fits those trends and demands.

While the appeal of many streaming services is the lack of ads, this poses a direct problem for platforms: there's nowhere to directly advertise new content to users. Watch Party will give streaming services the means to advertise new offerings to a targeted audience based on what people are watching, recommending, and discussing.

Watch Party provides a unique opportunity for an organic ripple effect — if one user sees an ad and watches the advertised show, they may recommend that show to their friends, who recommend it to their friends, and onwards!

TEAM



Chelinde Edouard

CEO

Chelinde (Che) Edouard is the CEO of Watch Party. Che brings his experience in data as a Senior Business Intelligence Analyst for HarbourVest Partners and will be graduating in May 2020 with his Master of Science in Business Analytics from Babson's F.W. Olin Graduate School of Business. Mr. Edouard has worked in the financial Industry since graduating from Boston University's Questrom School of Business. He previously worked at State Street as a Business Analyst in the Corporate Finance Data Analytics & Reporting team.



Rob Maiello

CFO

Rob graduated from the University of Miami in 2014. He is currently employed at Lord, Abbett & Co. LLC. Currently, he is involved in the Client Lifecycle Management team where he internalizes and helps visualize data in an interactive way for the sales and leadership teams as well as helping the process of client account onboarding. He also passed the first level of the Chartered Financial Analyst (CFA) Program.



Ben Aronberg

Lead Developer

Ben Aronberg is a software developer at Watch Party. He primarily spends his time prototyping the mobile app, as well as contributing to design and UX discussions. Ben graduated from the University of Miami with a B.S. in Computer Science, and brings several years of software consulting and implementation experience from his time at Alight Solutions. His love of problem solving and binge watching TV are what drives his passion for bringing Watch Party to fellow bingers everywhere.



Aimee Carvalho

Lead Designer

Aimee Carvalho is Watch Party's resident Designer. Her background lies in UI/UX Design, Data Visualization, BI Reporting and Dashboard Design. She earned her Bachelor's Degree in Business Management with a concentration in Information Systems from Boston University in 2013. Since graduating, she has primarily worked within the realm of consulting, across a variety of industries including advertising, healthcare, insurance, energy supply, shipping and transportation, higher education, and IT security.



Mark Sneed

Chief Creative Officer

Mark Sneed is currently a Securities Operations Associate at JPMorgan Chase & Co, working with auditors and internal teams to produce timely, accurate financial statements. Before joining JPMorgan, Mark worked for State Street Bank & Trust for five years. He uses his analytical skills, gregarious personality, and passion for TV to help the team create and market the Watch Party app. As Chief Creative Officer, Mark develops new ideas for the Watch Party platform, assists Aimee with the app design, and provides feedback to the development team via internal testing.

USE OF PROCEEDS

If the offering's maximum amount of $107,000 is raised:

Use	Value	% of Proceeds
App Development	$101,757	95.1%
Intermediary fees	$5,243	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in Watch Party LLC. This offering must raise at least $10,000 by December 10, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Watch Party may issue additional securities to raise up to $107,000, the offering's *maximum*.

$37,375 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

434,102 units
× $2.14 per unit

$928,978 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

UPDATES

Sep 10, 2020 • We're happy to announce that we have launched...

May 1, 2020 • Primary offering of 50,000 shares at $2.14

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